                                                                 Exhibit 10.16

                                [ADFORCE LOGO]


December 28, 1998
December 31, 1998 (revised)



Mr. Anthony P. Glaves
1030 Parkinson Avenue
Palo Alto, CA 94301

Dear Tony:

AdForce (the "Company") is pleased to offer employment to you on the following terms and conditions:

     1. POSITION. You will serve in a full-time capacity in the position of vice president of sales. Your primary duties will be to perform duties typical and standard of a vice president and report directly to me.

     2. COMPENSATION. You will be paid an annual base salary of $150,000 payable in accordance with the Company's standard payroll practices for salaried employees. In addition, at the end of each quarter, you will receive a bonus based on achievement of revenue goals and other management objectives that you and I will agree to at the beginning of each quarter. The amount of bonus will be $25,000 at 100% achievement, and will be paid proportionately based on percentage of achievement. Your bonus for the first quarter of calendar 1999 will be guaranteed. This total compensation package will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

     3. BENEFITS. As an employee of the Company, you will be entitled to participate in the Company's health insurance, vacation, and employee benefit plans. A copy of the ADFORCE benefit program is attached hereto as ATTACHMENT 1.

     4. OPTIONS. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 175,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share on the date the option is granted. The option will be subject to the usual terms and conditions applicable to options granted under an option plan of the Company. The option will be immediately exercisable and the purchasable shares will be subject to repurchase by the Company at the exercise price. The Company's repurchase right will lapse and you will vest in 12.5% of the option shares after six months of service and the balance will vest monthly over the next forty-two months, as set forth in the applicable agreement. Options vested start date is effective on employee's date of hire.

     5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As with all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as ATTACHMENT 2.

     6. PERIOD OF EMPLOYMENT. Your effective hire date will be January 18, 1999 or before, with a probationary period of 90 days. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and approved by the Company's Board of Directors.

     7. OUTSIDE ACTIVITIES. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any other gainful employment, business or activity, without the written consent of the Company. You also will not assist any person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

     8. OTHER. This offer is contingent upon verification of acceptable reference checks and expires on Sunday, January 3, 1999.

     9. ENTIRE AGREEMENT. This letter and all of the exhibits attached hereto contain all the terms of your employment with the Company and supersede any prior representations or agreements, whether oral or written, between you and the Company.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me.


                                             Very truly yours,

                                             ADFORCE



                                         By: /s/ Charles W. Berger
                                             --------------------------------
                                                  Charles W. Berger
                                                  Chairman and C.E.O.


I Have Read And Accepted This Employment Offer:

/s/ Anthony P. Glaves
--------------------------------------------------------
Name

Date   JAN 4  , 1999
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